UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2007

Sepracor Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19410	22-2536587
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

84 Waterford Drive Marlborough, MA		01752
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)  On November 12, 2007, the Board of Directors of Sepracor Inc. (the “Company”) increased the number of members of the Company’s Board of Directors from eight to nine and elected Lisa Ricciardi as a Class III Director. Ms. Ricciardi was elected to serve until the 2010 Annual Meeting of Stockholders and thereafter until her successor is duly elected and qualified.

Ms. Ricciardi is an Adjunct Partner at Essex Woodlands Health Ventures, a venture capital firm. Prior to joining Essex Woodlands Health Ventures, Ms. Ricciardi was Senior Vice President of Licensing Development for Pfizer, Inc., a position to which she was promoted in 2004 after serving as Vice President for Licensing and Development beginning in 1998. Ms. Ricciardi was recommended to the Board of Directors by the Company’s Nominating and Corporate Governance Committee in accordance with the provisions of its charter.

In accordance with the Company’s 1999 Director Stock Option Plan, Ms. Ricciardi was granted an option to purchase 20,000 shares of the Company’s common stock with an exercise price of $26.40, the closing share price of the Company’s common stock on the date of grant, November 12, 2007. Such option will vest in equal annual installments over a five-year period so long as Ms. Ricciardi remains a member of the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.

Date: November 14, 2007	By:	/s/ Andrew I. Koven
Name: Andrew I. Koven
Title: Executive Vice President, General Counsel
and Corporate Secretary